As filed with the Securities and Exchange Commission on November 30, 2010

Registration No. 333-32516

Registration No. 333-106411

Registration No. 333-128445

Registration No. 333-146330

Registration No. 333-153369

Registration No. 333-155668

Registration No. 333-168428

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 6 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALCOA INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0317820
(State of Incorporation)	(I.R.S. Employer Identification No.)

390 Park Avenue

New York, New York 10022-4608

(Address of principal executive office, including zip code)

ALCOA RETIREMENT SAVINGS PLAN FOR BARGAINING EMPLOYEES

ALCOA RETIREMENT SAVINGS PLAN FOR SALARIED EMPLOYEES

ALCOA RETIREMENT SAVINGS PLAN FOR HOURLY NON-BARGAINING EMPLOYEES

(Full Title of Plans)

Nicholas J. DeRoma

Executive Vice President, Chief Legal and Compliance Officer

390 Park Avenue,

New York, New York 10022-4608

(212) 836-2731

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Amendment No. 6 incorporates by reference the contents of the earlier Registration Statements on Form S-8 filed by Alcoa Inc. (“Alcoa”) with the Securities and Exchange Commission on March 15, 2000 (File No. 333-32516), on June 24, 2003 (File No. 333-106411), on September 20, 2005 (File No. 333-128445), on September 26, 2007 (File No. 333-146330), on September 8, 2008 (File No. 333-153369), on November 25, 2008 (File No. 333-155668), and on July 30, 2010 (File No. 333-168428), each as amended from time to time (collectively, the “Registration Statements”), relating to the Alcoa Savings Plan for Bargaining Employees (the “Bargaining Savings Plan)”, the Alcoa Savings Plan for Non-Bargaining Employees (the “Non-Bargaining Savings Plan”), and the Alcoa Savings Plan for Subsidiary and Affiliate Employees (the “Subsidiary Savings Plan”), each to the extent not modified by this Amendment No. 6.

Effective January 1, 2010, Alcoa amended and restated the Bargaining Savings Plan, the Non-Bargaining Savings Plan and the Subsidiary Savings Plan as required by the Internal Revenue Service to ensure these plans’ qualified status under Section 401(a) of the Internal Revenue Code of 1986, as amended.

Effective January 1, 2011, Alcoa renamed the Bargaining Savings Plan, the Non-Bargaining Savings Plan and the Subsidiary Savings Plan the Alcoa Retirement Savings Plan for Bargaining Employees, the Alcoa Retirement Savings Plan for Salaried Employees and the Alcoa Retirement Savings Plan for Hourly Non-Bargaining Employees, respectively (collectively, the “Plans”), and made certain other changes to the Plans, all set forth in the Plans which are filed herewith. In addition, effective January 1, 2011, Alcoa restructured the Alcoa Retirement Savings Plan for Salaried Employees and the Alcoa Retirement Savings Plan for Hourly Non-Bargaining Employees.

This Amendment No. 6 is being filed to include the plan documents for the Plans as exhibits to the Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers

Alcoa has purchased a directors and officers liability insurance policy with an aggregate limit of $450 million for liability of directors and officers. The insurance also includes within that limit $250 million of coverage, subject to a deductible, for reimbursement to Alcoa for indemnification provided to directors and officers. The policy has an expiration date of October 1, 2011 and provides liability insurance and reimbursement coverage for Alcoa, and its directors and officers that is permitted by the laws of Pennsylvania.

Item 8.	Exhibits.

See Exhibit Index.

Pursuant to Item 8(b), the Registrant will cause the Plans and any amendment to the Plans to be submitted to the Internal Revenue Service (the “IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the Plans under Section 401 of the Internal Revenue Code of 1986, as amended.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 6 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 30th day of November 2010.

ALCOA INC. (Registrant)

By	/S/ GRAEME BOTTGER
Graeme Bottger
Vice President and Controller
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ KLAUS KLEINFELD	Chairman and Chief Executive Officer; Director (Principal Executive Officer)	November 30, 2010
Klaus Kleinfeld

/S/ CHARLES D. MCLANE, JR.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 30, 2010
Charles D. McLane, Jr.

/S/ GRAEME BOTTGER	Vice President and Controller (Principal Accounting Officer)	November 30, 2010
Graeme Bottger

Kathryn S. Fuller, Carlos Ghosn, Joseph T. Gorman, Judith M. Gueron, Michael G. Morris, E. Stanley O’Neal, James W. Owens, Patricia F. Russo, Ratan N. Tata and Ernesto Zedillo, each as a Director, on November 30, 2010, by Donna C. Dabney, their attorney-in-fact.

/S/ DONNA C. DABNEY
Donna C. Dabney Attorney-in-fact

The Plans. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plans) have duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 30, 2010.

Alcoa Retirement Savings Plan for Bargaining Employees

Alcoa Retirement Savings Plan for Salaried Employees

Alcoa Retirement Savings Plan for Hourly Non-Bargaining Employees

By:	/S/ JOHN D. BERGEN
John D. Bergen, Member, Alcoa Inc. Benefits Management Committee

By:	/S/ NICHOLAS J. DEROMA
Nicholas J. DeRoma, Member, Alcoa Inc. Benefits Management Committee

By:	/S/ CHARLES D. MCLANE, JR.
Charles D. McLane, Jr., Member, Alcoa Inc. Benefits Management Committee

INDEX TO EXHIBITS

Exhibit Number	Description

4(a)	Alcoa Retirement Savings Plan for Bargaining Employees.

4(b)	Alcoa Retirement Savings Plan for Salaried Employees.

4(c)	Alcoa Retirement Savings Plan for Hourly Non-Bargaining Employees.

24	Power of Attorney of certain directors of Alcoa (incorporated by reference to Exhibit 24 to Alcoa’s Annual Report on Form 10-K for the year ended December 31, 2009).